FOR IMMEDIATE RELEASE

Exhibit 99.1

Contact:	Chris Watson KVH Industries 401-845-8138 cwatson@kvh.com

KVH Industries Wins Patent Trial

MIDDLETOWN, RI – August 10, 2007 – A jury for the U.S. District Court for the District of Minnesota ruled today that KVH Industries, Inc., (Nasdaq: KVHI) is not liable for infringing King Controls’ U.S. Patent 6,864,846. According to the verdict, the jury found that claim 5 of the patent, the only claim at issue, was in fact invalid due to the existence of prior art as well as the obviousness of the technology.

“We are extremely gratified by the jury’s decision and its clear vindication of KVH Industries with regard to these ill-conceived allegations,” said Martin Kits van Heyningen, KVH’s president, chief executive officer, and chairman. “KVH is a company built on technological innovation and, with an extensive patent portfolio, we have a profound respect for intellectual property rights. As a result, we were committed to successfully defending ourselves from these baseless charges leveled by a competitor. This decision reaffirms our right to continue offering our award-winning mobile satellite TV technology and we are eager to continue competing successfully in the marketplace through superior products, innovative technology, world-class support, and competitive pricing.”

King Controls asserted that KVH was liable for royalties and sought an injunction against selling certain products because satellite switching capabilities present in KVH’s TracVision mobile satellite TV systems had infringed on a patent that King Controls filed in 2000. KVH successfully contended that the technology had been developed prior to King Controls’ patent application and was already in use in the industry, including in KVH’s own products, thereby invalidating King Control’s patent claim.

KVH was successfully represented at trial in U.S. District Court by Foley Hoag LLP of Boston, MA. KVH was also represented by Merchant & Gould P.C.

About KVH Industries, Inc.

Middletown, RI-based KVH Industries, Inc., is a leading provider of in-motion satellite TV and communication systems, having designed, manufactured, and sold more than 125,000 mobile satellite antennas for applications on boats, RVs, trucks, buses, and automobiles. Winner of the prestigious General Motors Innovative Design Award, 2 CES Innovation Awards, 22 National Marine Electronics Association “Best Product” awards, the DAME Award in the Marine Electronics category, and a finalist for the Automotive News PACE Award, KVH’s mission is to connect mobile customers with the same digital television entertainment, communications, and Internet services that they enjoy in their home and offices.

KVH® and TracVision® are registered trademarks of KVH Industries, Inc. All other trademarks are the property of their respective companies.

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